EXHIBIT 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329-8347

For immediate release:

ALLOY REPORTS SECOND QUARTER FISCAL 2009 RESULTS

•	Revenue of $54.2 million versus $54.1 million in the prior year quarter

•	Adjusted EBITDA of $4.9 million versus $1.5 million in the prior year quarter

New York, NY – September 8, 2009—Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its second fiscal quarter ended July 31, 2009.

Consolidated Results for the Three Months Ended July 31, 2009

Revenue in the second quarter of the fiscal year ending January 31, 2010 (“fiscal 2009”) increased $0.1 million to $54.2 million, from $54.1 million in the second quarter of the fiscal year ended January 31, 2009 (“fiscal 2008”).

Adjusted EBITDA, defined by the Company as operating income (loss) plus depreciation and amortization and non-cash stock-based compensation, in the second quarter of fiscal 2009 increased $3.4 million, to $4.9 million, from $1.5 million in the second quarter of fiscal 2008. The increase was primarily due to an increase in Adjusted EBITDA in the interactive, display board, and Channel One businesses included in the Company’s Media segment.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased with our second quarter results as our Media segment generated strong revenue and Adjusted EBITDA results. Looking forward, we believe that while we expect to experience more challenging conditions during the second half of fiscal 2009, our unique marketing and media programs will enable us to maintain a solid financial performance. We continue to have a strong financial position with $31.9 million in cash and no debt, and access to an unused $25.0 million line of credit.”

Free cash flow, defined by the Company as net cash used in or provided by operating activities, plus changes in operating assets and liabilities, minus capital expenditures, in the second quarter of fiscal 2009 was $3.9 million, or $0.32 per diluted share, as compared to $0.3 million, or $0.02 per basic share, in the second quarter of fiscal 2008. The increase in free cash flow was primarily due to improved profitability and continued improvements in account receivable collections.

Operating income for the second quarter of fiscal 2009 increased $3.1 million, to $2.0 million, from an operating loss of $1.1 million for the second quarter of fiscal 2008, primarily due to higher Adjusted EBITDA, partially offset by increased depreciation and amortization.

Interest income, net of interest expense, was not significant for either of the quarters presented. At July 31, 2009, the Company had $31.9 million in cash and no outstanding debt.

Income tax expense for the second quarter of fiscal 2009 was $0.1 million, a decrease of $0.1 million, as compared to $0.2 million in the second quarter of fiscal 2008. The decrease was primarily due to lower federal taxable income.

Net income increased $3.4 million, to $2.0 million, or $0.15 per diluted share, in the second quarter of fiscal 2009, from a net loss of $1.4 million, or $0.10 net loss per basic share, in the second quarter of fiscal 2008.

Consolidated Results for the Six Months Ended July 31, 2009

Revenue for the first six months of fiscal 2009 decreased $6.0 million, or 5.8%, to $97.2 million, from $103.2 million for the first six months of fiscal 2008.

Adjusted EBITDA, for the first six months of fiscal 2009, increased $2.3 million to $4.9 million, from $2.6 million for the first six months of fiscal 2008. The increase was primarily due to an increase in Adjusted EBITDA in the interactive, display board and Channel One businesses included in the Company’s Media segment, partially offset by a decrease in the entertainment business, as well as the Promotion and Placement segments.

Free cash flow for the first six months of fiscal 2009 was $2.9 million, or $0.24 per diluted share, compared with $(2.9) million, or $(0.21) per basic share, for the first six months of fiscal 2008, primarily due to improved profitability and lower capital expenditures resulting from the completion of the Channel One digital upgrade.

Operating loss, for the first six months of fiscal 2009, decreased $2.1 million to $0.5 million, from $2.6 million for the first six months of fiscal 2008. The decrease was primarily due to higher Adjusted EBITDA, partially offset by increased depreciation and amortization.

Interest expense for the first six months of fiscal 2009 decreased $0.2 million, to $0.0 million, from $0.2 million for the first six months of fiscal 2008. In fiscal 2008, the Company’s recognized interest expense related to borrowing under its credit facility. As of July 31, 2009, the Company had no outstanding debt. Income tax expense for the first six months of fiscal 2009 was $0.2 million, a decrease of $0.2 million, from $0.4 million in fiscal 2008, primarily due to lower federal taxable income.

Net loss decreased $2.2 million, to $0.8 million, or $(0.06) per basic share, in the first six months of fiscal 2009, from a net loss of $3.0 million, or $(0.22) per basic share, in the first six months of fiscal 2008.

Stock Repurchase Program

During the second quarter of fiscal 2009, the Company spent $3.4 million repurchasing approximately 571,000 shares of its common stock in the open market. As of market close on August 31, 2009, the Company had approximately $2.7 million remaining authorized for repurchases. The Company will continue to monitor market conditions and repurchase shares from time to time in the open market at prevailing market prices as well as entertain offers received from third parties to effect privately negotiated repurchase transactions.

Third Quarter and Full Year Fiscal 2009 Outlook

For the third quarter, revenue is projected to be in the range of $60.0 to $63.0 million and Adjusted EBITDA is projected to be in the range of $7.5 million to $8.5 million. We believe that the decrease in Adjusted EBITDA in our Placement segment will be partially offset by an increase in our Media segment businesses, principally interactive and Alloy Entertainment.

For the full fiscal year, while revenue is projected to be lower than fiscal 2008, we continue to be cautiously optimistic that Adjusted EBITDA will be comparable to prior year levels as a result of cost reductions and the shift in business to our higher margin Media segment. As the year progresses, the Company may provide additional information and guidance.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended July 31, 2009 and 2008, respectively:

	Three Months Ended July 31,		Change
	2009	2008	$	%
(In thousands)
Revenue
Promotion	$27,155	$27,733	$(578)	(2)%
Media	20,167	17,257	2,910	17
Placement	6,900	9,110	(2,210)	(24)

Total Revenue	$54,222	$54,100	$122	0%

Adjusted EBITDA
Promotion	$3,911	$4,062	$(151)	(4)%
Media	3,851	(683)	4,534	NM
Placement	61	617	(556)	(90)
Corporate	(2,935)	(2,512)	(423)	(17)

Total Adjusted EBITDA	$4,888	$1,484	$3,404	NM %

Operating Income (Loss)
Promotion	$3,557	$3,702	$(145)	(4)%
Media	2,132	(2,223)	4,355	NM
Placement	14	564	(550)	98
Corporate	(3,658)	(3,179)	(479)	(15)

Total Operating Income (Loss)	$2,045	$(1,136)	$3,181	NM %

NM—Not meaningful

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Promotion segment revenue for the three months ended July 31, 2009 was $27.1 million, a decrease of $0.6 million, or 2%, from $27.7 million for the three months ended July 31, 2008. Revenue decreased in the Company’s on-campus marketing business, which was partially offset by an increase in the Company’s AMP Agency business. Adjusted EBITDA was $3.9 million, a decrease of $0.2 million, or 4%, from $4.1 million, primarily due to higher postage and promotion costs, partially offset by lower outside labor and corporate and facilities costs. Operating income was $3.6 million, a decrease of $0.1 million, or 4%, from $3.7 million, primarily due to lower Adjusted EBITDA.

Media segment revenue for the three months ended July 31, 2009 was $20.2 million, an increase of $2.9 million, or 17%, from $17.3 million for the three months ended July 31, 2008. Revenue increased in the Company’s interactive, display board and Channel One businesses, which was partially offset by a decrease in the Company’s entertainment business. Adjusted EBITDA was $3.8 million, an increase of

$4.5 million, from $(0.7) million, due to increased revenue and a decrease in production and payroll expenses. Operating income was $2.1 million, an increase of $4.3 million, from an operating loss of $2.2 million, primarily driven by higher Adjusted EBITDA partially offset by higher depreciation and amortization.

Placement segment revenue for the three months ended July 31, 2009 was $6.9 million, a decrease of $2.2 million, or 24%, from $9.1 million for the three months ended July 31, 2008. Revenue decreased primarily due to a decrease in multicultural advertising, partially offset by an increase in military advertising. Adjusted EBITDA was $0.1 million, a decrease of $0.5 million, from $0.6 million, primarily due to lower revenue and higher bad debt expense, slightly offset by lower payroll expense. Operating income was $0.0 million, a decrease of $0.6 million, or 98%, from $0.6 million, primarily due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA decreased $0.4 million, or 17%, to $(2.9) million for the three months ended July 31, 2009, from $(2.5) million for the three months ended July 31, 2008, primarily due to higher professional fees and employee benefits. Operating loss increased 15%, primarily due to lower Adjusted EBITDA.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the six-month periods ended July 31, 2009 and 2008:

	Six Months Ended July 31,		Change
	2009	2008	$	%
(In thousands)
Revenue
Promotion	$42,221	$43,485	$(1,264)	(3)%
Media	38,629	37,153	1,476	4
Placement	16,350	22,607	(6,257)	(28)

Total Revenue	$97,200	$103,245	$(6,045)	(6)%

Adjusted EBITDA
Promotion	$4,042	$3,784	$258	7%
Media	6,266	2,067	4,199	NM
Placement	339	1,189	(850)	(71)
Corporate	(5,786)	(4,487)	(1,299)	(29)

Total Adjusted EBITDA	$4,861	$2,553	$2,308	90%

Operating Income (Loss)
Promotion	$3,357	$3,027	$330	11%
Media	3,001	(988)	3,989	NM
Placement	247	1,082	(835)	(77)
Corporate	(7,129)	(5,690)	(1,439)	(25)

Total Operating Income (Loss)	$(524)	$(2,569)	$2,045	80%

NM—Not meaningful

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Promotion segment revenue for the first six months of fiscal 2009 was $42.2 million, a decrease of $1.3 million, or 3%, from $43.5 million for the first six months of fiscal 2008, primarily due to decreases in sampling revenue and on-campus marketing sales, partially offset by an increase in the Company’s AMP Agency business. Adjusted EBITDA was $4.0 million, an increase of $0.2 million, or 7%, from $3.8 million, primarily due to lower corporate, facilities and bad debt expense, partially offset by increases in postage and payroll expenses. Operating income was $3.3 million, an increase of $0.3 million, or 11%, from $3.0 million, primarily as a result of the increase in Adjusted EBITDA.

Media segment revenue for the first six months of fiscal 2009 was $38.6 million, an increase of $1.4 million, or 4%, from $37.2 million for the first six months of fiscal 2008. This increase was primarily due to increased revenue in the Company’s interactive, display board and Channel One businesses, partially offset by lower royalties in the Company’s entertainment business. Adjusted EBITDA was $6.3 million, an increase of $4.2 million, from $2.1 million primarily due to increased profitability in the Company’s interactive, display board and Channel One businesses partially offset by lower profitability in the Company’s entertainment business. Operating income was $3.0 million, an increase of $4.0 million, from an operating loss of $1.0 million, driven by higher Adjusted EBITDA, partially offset by higher depreciation and amortization.

Placement segment revenue for the first six months of fiscal 2009 was $16.4 million, a decrease of $6.2 million, or 28%, from $22.6 million for the first six months of fiscal 2008, due to lower sales across all Placement segment businesses. Adjusted EBITDA was $0.3 million, a decrease of $0.9 million, or 71%, from $1.2 million, primarily due to lower revenue. Operating income was $0.2 million, a decrease of $0.9 million, or 77%, from $1.1 million, due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA decreased 29% to $(5.8) million for the first six months of fiscal 2009 from $(4.5) million for the first six months of fiscal 2008, primarily due to higher professional fees and employee benefits. Operating loss decreased 25% to $7.1 million, from $5.7 million, primarily driven by a decrease in Adjusted EBITDA.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations and beliefs regarding the Company's future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words ``anticipate'', ``believe'', ``estimate'', ``expect'', ``expectation'', ``project'' and ``intend'' and similar expressions are intended to identify such forward-looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company's future performance. Factors that might cause or contribute to such differences include, among others, the Company's ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts;

develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the ``Risk Factors That May Affect Future Results'' section included in the Company's annual report on Form 10-K/A for the year ended January 31, 2009 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three and six-month periods ended July 31, 2009 and 2008 respectively. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense, income taxes, depreciation and amortization, and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008
Net income (loss)	$2.0	$(1.4)	$(0.8)	$(3.0)
Plus (minus)
Income taxes	0.1	0.2	0.3	0.4
Interest income & other	—	(0.1)	—	(0.2)
Interest expense	—	0.2	—	0.2
Operating income (loss)	$2.1	$(1.1)	$(0.5)	$(2.6)
Plus
Depreciation and amortization	1.8	1.6	3.6	3.1
Stock based compensation	1.0	1.0	1.8	2.1

Adjusted EBITDA	$4.9	$1.5	$4.9	$2.6

	Three Months Ended July 31, 2009 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$3.6	$0.2	$0.1	$3.9
Media	2.1	1.4	0.4	3.9
Placement	—	—	—	—
Corporate	(3.6)	0.2	0.5	(2.9)

Total	$2.1	$1.8	$1.0	$4.9

	Three Months Ended July 31, 2008 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$3.7	$0.2	$0.2	$4.1
Media	(2.2)	1.1	0.4	(0.7)
Placement	0.6	—	—	0.6
Corporate	(3.2)	0.3	0.4	(2.5)

Total	$(1.1)	$1.6	$1.0	$1.5

(1) Numbers may differ from Consolidated and Segment results due to rounding.

	Six Months Ended July 31, 2009 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$3.4	$0.5	$0.2	$4.1
Media	3.0	2.6	0.6	6.2
Placement	0.2	—	0.1	0.3
Corporate	(7.1)	0.5	0.9	(5.7)

Total	$(0.5)	$3.6	$1.8	$4.9

	Six Months Ended July 31, 2008 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$3.0	$0.4	$0.3	$3.7
Media	(1.0)	2.2	0.9	2.1
Placement	1.1	—	0.1	1.2
Corporate	(5.7)	0.5	0.8	(4.4)

Total	$(2.6)	$3.1	$2.1	$2.6

(1)	Numbers may differ from Consolidated and Segment results due to rounding.

B. Free Cash Flow

Free cash flow is defined by the Company as net cash used or provided by operating activities plus changes in operating assets and liabilities minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008
(In millions, except per share amounts)
Net cash provided by operating activities	$9.1	$12.5	$6.4	$11.9
Plus (minus)
Changes in operating assets and liabilities	(3.9)	(11.1)	(1.3)	(9.5)
Capital expenditures	(1.3)	(1.1)	(2.2)	(5.3)

Free Cash Flow	$3.9	$0.3	$2.9	$(2.9)

Weighted average shares outstanding—Diluted (1)	12.3	13.6	11.9	13.6

Free Cash Flow per Share	$0.32	$0.02	$0.24	$(0.21)

(1)	Diluted weighted average shares are computed using the treasury stock method for each of the periods presented.

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	July 31, 2009	January 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,908	$32,116
Accounts receivable, net of allowance for doubtful accounts of $1,175 and $1,757, respectively	23,313	29,693
Unbilled accounts receivable	4,628	6,341
Inventory	5,575	3,163
Other current assets	6,247	5,122

Total current assets	71,671	76,435
Fixed assets, net	22,981	23,180
Goodwill	50,931	50,335
Intangible assets, net	9,110	9,065
Other assets	1,586	1,704

Total assets	$156,279	$160,719

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,759	$14,255
Deferred revenue	13,516	15,822
Accrued expenses and other current liabilities	19,019	17,682

Total current liabilities	45,294	47,759
Other long-term liabilities	3,623	2,493

Total liabilities	48,917	50,252

Stockholders' equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 16,138 and 15,582, respectively	160	155
Additional paid-in capital	451,430	449,602
Accumulated deficit	(317,432)	(316,663)

	134,158	133,094
Less treasury stock, at cost: 3,461 and 2,699 shares, respectively	(26,796)	(22,627)

Total stockholders' equity	107,362	110,467

Total liabilities and stockholders' equity	$156,279	$160,719

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Services revenue	$38,166	$35,743	$75,419	$79,096
Product revenue	16,056	18,357	21,781	24,149

Total revenue	$54,222	$54,100	$97,200	$103,245

Cost of Goods Sold:
Costs of goods sold—services	$15,677	$18,101	$32,553	$39,287
Costs of goods sold—product	5,285	6,071	6,553	7,342

Total costs of goods sold	$20,962	$24,172	$39,106	$46,629

Expenses:
Operating	24,138	24,488	44,619	46,806
General and administrative	5,261	4,998	10,445	9,331
Depreciation and amortization**	1,816	1,578	3,554	3,048

Total expenses	31,215	31,064	58,618	59,185

Operating income (loss)	2,045	(1,136)	(524)	(2,569)

Interest expense and other	(17)	(156)	(18)	(243)
Interest income	6	60	17	199

Income (loss) before income taxes	2,034	(1,232)	(525)	(2,613)
Income taxes	(80)	(193)	(244)	(381)
Net income (loss)	$1,954	$(1,425)	$(769)	$(2,994)

Net earnings (loss) per share—Common Shares:
Basic	$0.15	$(0.10)	$(0.06)	$(0.22)

Diluted	$0.15	$(0.10)	$(0.06)	$(0.22)

**	Includes amortization of intangibles of $720 and $473 for the three month period ended July 31, 2009 and 2008, respectively. Includes amortization of intangibles of $1,360 and $978 for the six month period ended July 31, 2009 and 2008, respectively.

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended July 31,
	2009	2008
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(769)	$(2,994)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on sale of operating assets	311	—
Depreciation and amortization of fixed assets	2,193	2,070
Amortization of intangible assets	1,360	978
Provision for losses on accounts receivable	135	210
Compensation charge for restricted stock and issuance of options	1,833	2,079
Changes in operating assets and liabilities:
Accounts receivable	8,637	5,222
Inventory and other assets	(3,419)	(724)
Accounts payable, accrued expenses, and other	(3,927)	5,020

Net cash provided by operating activities	6,354	11,861

Cash Flows from Investing Activities
Capital expenditures	(2,181)	(5,337)
Acquisitions, net of cash acquired	275	—
Proceeds from the sales and maturity of marketable securities	—	6,930
Purchase of domain name / mailing list / marketing rights	(609)	(974)
Net proceeds on sale of operating assets	122	—

Net cash provided by (used in) investing activities	(2,393)	619

Cash Flows from Financing Activities
Repurchase of common stock	(4,169)	(1,163)
Payment for convertible debt	—	(1,240)
Payment of bank loan payable	—	(4,000)

Net cash used in financing activities	(4,169)	(6,403)

Net change in cash and cash equivalents	(208)	6,077

Cash and cash equivalents:

Beginning of period	$32,116	$12,270

End of period	$31,908	$18,347